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                                                                      EXHIBIT 12

                    WARNER-LAMBERT COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                THREE MONTHS                  YEARS ENDED DECEMBER 31,
                                                   ENDED         --------------------------------------------------
                                               MARCH 31, 1996      1995        1994       1993      1992      1991
                                               --------------    --------    --------    ------    ------    ------
                                                                      (DOLLARS IN MILLIONS)

Earnings before income taxes and accounting
  changes (less minority interests).........       $356.4        $1,018.6    $  913.1    $318.5    $858.2    $221.5
Add:
     Interest on indebtedness -- excluding
       amount capitalized...................         29.2           122.7        93.7      64.2      80.8      58.2
     Amortization of debt expense...........           .1              .4          .4        .5        .6        .4
     Interest factor in rent expense(a).....          6.7            26.9        26.2      25.4      23.4      22.3
                                                  -------        --------    --------    ------    ------    ------
          Adjusted earnings.................       $392.4        $1,168.6    $1,033.4    $408.6    $963.0    $302.4
                                                  -------        --------    --------    ------    ------    ------
                                                  -------        --------    --------    ------    ------    ------
Fixed charges:
     Interest on indebtedness...............       $ 29.2        $  122.7    $   93.7    $ 64.2    $ 80.8    $ 58.2
     Capitalized interest...................          2.1            10.1         9.4       8.6       8.1       9.4
     Amortization of debt expense...........           .1              .4          .4        .5        .6        .4
     Interest factor in rent expense(a).....          6.7            26.9        26.2      25.4      23.4      22.3
                                                  -------        --------    --------    ------    ------    ------
          Total fixed charges...............       $ 38.1        $  160.1    $  129.7    $ 98.7    $112.9    $ 90.3
                                                  -------        --------    --------    ------    ------    ------
                                                  -------        --------    --------    ------    ------    ------
Ratio of earnings to fixed charges..........         10.3             7.3         8.0       4.1(b)    8.5       3.3(c)
                                                  -------        --------    --------    ------    ------    ------
                                                  -------        --------    --------    ------    ------    ------

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 (a) Represents  one third  of rental expense,  which the Company  believes is a reasonable approximation.

 (b) The Company's ratio of earnings to  fixed charges for 1993 would have  been
     9.5 excluding the restructuring charge of $525.2 million.

 (c) The  Company's ratio of earnings to fixed  charges for 1991 would have been
     9.4 excluding the restructuring charge of $544.0 million.

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